Exhibit 5.1
Law Offices
SILVER, FREEDMAN, TAFF & TIERNAN LLP
3299 K Street, N.W., Suite 100
Washington, D.C. 20007
Telephone (202) 295-4500

July 21, 2015

Board of Directors
Emclaire Financial Corp
612 Main Street
Emlenton, Pennsylvania  16373

Re:            Registration Statement on Form S-3
              264,988 Shares of Common Stock

Gentlemen:

We have acted as special counsel to Emclaire Financial Corp ("Emclaire") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3 (the "Registration Statement") which registers up to 264,988 shares of common stock, par value $1.25 per share, of Emclaire  (the "Shares"), for resale by certain shareholders of Emclaire who acquired the Shares in a private transaction pursuant to an exemption from the registration requirements of the Securities  Act.  As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

Based upon the foregoing, it is our opinion that the Shares have been legally issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus constituting a part thereof.

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP

SILVER, FREEDMAN, TAFF & TIERNAN LLP